Contact:
Philip G. Campbell, VP-Investor Relations
(508) 679-8181 ext. 1361
Edward A. Hjerpe, EVP/COO and CFO
(508) 679-8181 ext. 1505

FIRSTFED AMERICA BANCORP, INC. Announces Record First Quarter EPS and 30% Increase in Dividend

Swansea, Mass. (July 22, 2003): FIRSTFED AMERICA BANCORP, INC. (Amex: FAB) (the "Company"), today announced record diluted earnings per share ("EPS") of $0.36 for the first quarter of fiscal year 2004, an increase of 33% from $0.27 per share for the comparable quarter of fiscal year 2003. Net income was a record $6.3 million for the first quarter of fiscal year 2004, an increase of $1.8 million, or 41%, from net income of $4.4 million for the first quarter of fiscal year 2003.

The Company also announced that its Board of Directors declared a quarterly cash dividend to shareholders of $0.13 per share, an increase of 30% from the $0.10 per share paid last quarter. The new dividend is payable on August 19, 2003 to all shareholders of record as of August 5, 2003.

On June 26, 2003, the Company's Board of Directors declared a 2-for-1 common stock split distributed on July 17, 2003 to shareholders of record as of July 7, 2003. The numbers of shares and per share amounts of the Company's common stock have been retroactively restated to reflect the increased number of common shares outstanding.

The Company's Chairman, President and Chief Executive Officer, Robert F. Stoico stated, "We are extremely proud to announce record first quarter earnings and an increase in cash dividends to our shareholders for the third consecutive quarter. In view of the Company's outstanding financial performance and strong capital position, as well as the recent reduction of the Federal tax rate on dividend income, the Board of Directors voted to increase the quarterly dividend to our shareholders by 30% to further enhance shareholder value."

Net interest income before provision for loan losses increased $1.3 million, or 9%, to $14.9 million for the first quarter of fiscal year 2004 from $13.6 million for the first quarter of fiscal year 2003. The net interest rate spread and net interest margin were 2.31% and 2.60%, respectively, for the first quarter of fiscal year 2004, compared to 2.45% and 2.66%, respectively, for the first quarter of fiscal year 2003. The increase in net interest income was due primarily to growth in all categories of loans receivable, net, and mortgage loans held for sale.

The Company's provision for loan losses was $250,000 for the first quarter of fiscal year 2004 compared to $100,000 for the first quarter of fiscal year 2003. This increase was based primarily on management's assessment of portfolio growth and composition changes, internal loan review classifications, and current economic conditions. The allowance for loan losses was $19.5 million, or 1.40% of loans receivable at June 30, 2003, compared to $19.3 million, or 1.53% of loans receivable, at March 31, 2003. Non-performing loans decreased to $1.9 million, or 0.14% of loans receivable, at June 30, 2003, from $3.3 million, or 0.26% of loans receivable, at March 31, 2003. Non-performing assets decreased to $2.1 million, or 0.08% of total assets, at June 30, 2003, from $3.5 million, or 0.14% of total assets, at March 31, 2003.

Non-interest income increased $5.2 million, or 63%, to $13.4 million for the first quarter of fiscal year 2004 from $8.2 million for the first quarter of fiscal year 2003. This increase was due primarily to increases of $5.4 million in gain on sale of mortgage loans, $181,000 in gain on sale of securities available for sale, $185,000 in service charges on deposit accounts and $442,000 in other non-interest income, partially offset by a decrease of $1.2 million in loan servicing income.

The increase in gain on sale of mortgage loans was due primarily to a higher volume of loans originated for sale during the first quarter of fiscal year 2004. In addition, changes in fair value of derivative instruments utilized in secondary market hedging activities, as required by Statement of Financial Accounting Standards No. 133, resulted in an addition to gain on sale of mortgage loans of $833,000 for the first quarter of fiscal year 2004 compared to a reduction of $107,000 for the first quarter of fiscal year 2003. The increase in service charges on deposit accounts was due primarily to growth in deposits. The increase in other non-interest income was due primarily to a net increase in investment portfolio values of certain employee benefit plans, which is offset by a related increase in other non-interest expense.

The decrease in loan servicing income was due primarily to additions to the valuation allowance for mortgage servicing rights of $1.4 million during the first quarter of fiscal year 2004, compared to $212,000 during the first quarter of fiscal year 2003. The additions to the valuation allowance were based on estimated impairment due to a combination of faster than previously expected actual payoff experience and faster prepayment forecasts for the applicable periods.

Non-interest expense increased $3.1 million, or 21%, to $17.6 million for the first quarter of fiscal year 2004 from $14.5 million for the first quarter of fiscal year 2003. This increase was due primarily to increases of $2.3 million in compensation and benefits, $231,000 in advertising and promotion, $228,000 in office occupancy and equipment expenses, and $673,000 in other non-interest expenses, partially offset by a decrease of $328,000 in data processing costs. The increase in compensation and benefits was due primarily to higher costs related to growth in mortgage originations, the net accounting impact of market price increases of FAB stock held by certain employee benefit plans, and higher employee health plan costs.

Income tax expense increased $1.4 million, or 51%, to $4.2 million for the first quarter of fiscal year 2004 from $2.8 million for the first quarter of fiscal year 2003, due primarily to increased income before income tax expense. The Company's effective tax rate increased to 40.0% for the first quarter of fiscal year 2004, from 38.4% for the first quarter of fiscal year 2003.

Total assets increased $266.0 million, or 11%, to a record $2.681 billion at June 30, 2003 from $2.414 billion at March 31, 2003. This growth was due primarily to increases of $137.5 million in loans receivable, net, $63.5 million in mortgage loans held for sale, and $59.1 million in mortgage-backed securities available for sale. The 11% increase in loans receivable, net, to a record $1.379 billion at June 30, 2003, included increases of $93.4 million, or 14%, in the mortgage portfolio due primarily to the retention of certain adjustable-rate and fixed-rate mortgage loans with terms of 15 years or less, $27.1 million, or 6%, in the commercial portfolio and $17.2 million, or 9%, in the consumer portfolio.

Balance sheet growth during the first quarter of fiscal year 2004 was primarily funded by increases of $160.8 million in FHLB advances and other borrowings and $101.4 million in deposit balances. The 7% increase in deposits, to a record $1.529 billion at June 30, 2003, included increases in demand deposits of $82.9 million, or 14%, and savings deposits of $26.9 million, or 9%, partially offset by a decrease in time deposits of $8.4 million, or 1%. The Company's demand and savings accounts, or core deposits, were 63.5% of total deposits at June 30, 2003, compared to 60.3% at March 31, 2003.

For the first quarter of fiscal year 2004, mortgage originations were a record $1.148 billion, including $800.5 million by PMC. During this time, $842.2 million of mortgage loans were sold in the secondary market, including $678.1 million sold servicing released by PMC. Total loans serviced for others decreased $120.5 million, or 9%, to $1.292 billion at June 30, 2003 from $1.412 billion at March 31, 2003. Mortgage servicing rights, net of the valuation allowance, decreased $793,000, or 13%, to $5.2 million at June 30, 2003, from $6.0 million at March 31, 2003. The valuation allowance related to the impairment of mortgage servicing rights increased $168,000 to $3.3 million at June 30, 2003, from $3.1 million at March 31, 2003, due to additions of $1.4 million for estimated impairment, less write-downs of $1.2 million for permanent impairment during the first quarter of fiscal year 2004. Mortgage servicing rights were 0.40% of loans serviced for others at June 30, 2003, compared to 0.42% at March 31, 2003.

Mr. Stoico noted, "Continued growth in consumer and commercial loans, growth in low cost core deposits, and high levels of loans held for sale have contributed strength to net interest income. It was particularly gratifying to see deposits go over the $1.5 billion mark during the quarter, and for consumer loans to exceed $200 million for the first time. Simultaneously, record mortgage loan originations and effective secondary marketing activities have led to record gains on sale of mortgage loans that are significantly in excess of mortgage servicing impairment. And asset quality remains strong."

Total stockholders' equity increased $6.3 million, or 3%, to $199.4 million at June 30, 2003, from $193.1 million at March 31, 2003. The increase was due primarily to $6.3 million in net income and a $2.3 million increase from common shares issued for stock options exercised, partially offset by $1.7 million in dividends paid to stockholders and a $909,000 decrease in the fair market value of available for sale securities, net of tax. Stockholders' equity to assets was 7.44% at June 30, 2003, compared to 8.00% at March 31, 2003. Book value per share increased to $11.80 at June 30, 2002 from $11.63 at March 31, 2003. Tangible book value per share increased to $8.66 at June 30, 2003 from $8.40 at March 31, 2003. Market price per share increased $3.25, or 23%, to $17.25 at June 30, 2003 from $14.00 at March 31, 2003.

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

As of June 30, 2003, the Company had repurchased 360,616 shares of Company stock at an average price of $7.09 per share, or 56% of the 640,056 shares authorized for repurchase under the Company's seventh stock repurchase program announced on September 29, 2000. There was no stock repurchase activity during the first quarter of fiscal year 2004. The Company has repurchased 4,973,806 shares since May 15, 1998.

At June 30, 2003, the Company's subsidiary, First Federal Savings Bank of America, continued to exceed all regulatory capital requirements. Regulatory capital, which is comprised of core capital, risk-based capital, and Tier I risk-based capital, amounted to approximately $147.7 million, $160.2 million, and $147.7 million, respectively. The core capital, risk-based capital, and Tier I risk-based capital ratios were 5.66%, 10.58%, and 9.41%, respectively, compared to the minimum ratios required to be deemed adequately capitalized of 4.0%, 8.0%, and 4.0%, respectively, and the minimum ratios required to be deemed well capitalized of 5.0%, 10.0%, and 6.0%, respectively.

FIRSTFED AMERICA BANCORP, INC. is a $2.7 billion financial services company offering a wide range of financial products through its subsidiaries. FIRST FEDERAL SAVINGS BANK OF AMERICA has 26 banking offices throughout Southeastern Massachusetts and Rhode Island, offers online banking through FIRSTFEDonline at www.firstfedamerica.com and has five loan origination centers serving Massachusetts, Rhode Island and Connecticut. PEOPLE'S MORTGAGE CORPORATION, a subsidiary of FIRST FEDERAL SAVINGS BANK OF AMERICA, provides mortgage and consumer loans through nine locations in New England and the Mid-Atlantic Region. Through FIRSTFED INSURANCE AGENCY, LLC, which is licensed in Massachusetts, Rhode Island and Connecticut, the Company also sells insurance products at all of its locations and via www.firstfedinsurance.com. FIRSTFED TRUST COMPANY, N.A. offers comprehensive trust, estate, and investment management products and services.

For additional information about the Company and its products, as well as previous press releases and historical financial data, visit the FIRSTFED Web site at www.firstfedamerica.com.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulations, the Company does not undertake - and specifically disclaims any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                                     # # #

Please note:  Certain  amounts  previously  reported  have  been reclassified to conform to the presentation in the following financial statements. The numbers of shares and per share amounts have been retroactively restated to reflect the 2-for-1 stock split.



                         FIRSTFED AMERICA BANCORP, INC.
-----------------------------------------------------------------------------------------------------
                          Consolidated Balance Sheets
-----------------------------------------------------------------------------------------------------
                                                                           June 30,         March 31,
                                                                             2003             2003
                                                                          ---------        ----------
                                                                                (In thousands)
Assets:
Cash on hand and due from banks                                          $   57,939       $   53,529
Short-term investments                                                            0            2,000
                                                                         ----------       ----------
      Total cash and cash equivalents                                        57,939           55,529
Mortgage loans held for sale                                                309,237          245,745
Investment securities available for sale                                     23,214           22,730
Mortgage-backed securities available for sale                               694,081          634,965
Mortgage-backed securities held to maturity                                     905              934
Stock in FHLB of Boston                                                      58,433           58,433
Loans receivable, net
      Mortgages                                                             742,857          649,453
      Commercial                                                            452,979          425,929
      Consumer                                                              202,517          185,284
      Allowance for loan losses                                             (19,521)         (19,335)
                                                                         ----------       ----------
          Total loans receivable, net                                     1,378,832        1,241,331
Accrued interest receivable                                                   8,034            7,588
Mortgage servicing rights                                                     5,178            5,971
Office properties and equipment, net                                         37,984           38,298
Bank-owned life insurance                                                    37,957           37,513
Goodwill and other intangible assets                                         53,106           53,659
Prepaid expenses and other assets                                            15,626           11,782
                                                                         ----------       ----------
      Total assets                                                       $2,680,526       $2,414,478
                                                                         ==========       ==========

Liabilities and stockholders' equity:
Deposits
      Demand                                                             $  656,201       $  573,344
      Savings                                                               313,666          286,719
      Time                                                                  558,657          567,044
                                                                         ----------       ----------
          Total deposits                                                  1,528,524        1,427,107
FHLB advances and other borrowings                                          873,038          712,253
Company obligated, mandatorily redeemable securities                         11,278           11,324
Advance payments by borrowers for taxes and insurance                         6,901            5,974
Accrued interest payable                                                      3,857            3,607
Other liabilities                                                            57,541           61,129
                                                                         ----------       ----------
      Total liabilities                                                   2,481,139        2,221,394
                                                                         ----------       ----------

Common stock                                                                    219              216
Additional paid-in capital                                                  127,884          125,198
Retained earnings                                                           101,630           97,100
Accumulated other comprehensive income                                        8,868            9,777
Unallocated ESOP shares                                                      (1,549)          (1,549)
Unearned stock incentive plan                                                   (39)            (112)
Treasury stock                                                              (37,626)         (37,546)
                                                                         ----------       ----------
      Total stockholders' equity                                            199,387          193,084
                                                                         ----------       ----------
      Total liabilities and stockholders' equity                         $2,680,526       $2,414,478
                                                                         ==========       ==========

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



                         FIRSTFED AMERICA BANCORP, INC.
-----------------------------------------------------------------------------------------------------
                      Consolidated Statements of Operations
-----------------------------------------------------------------------------------------------------
                                                                       For the Three Months Ended
                                                                                June 30,
                                                                       ---------------------------
                                                                          2003              2002
                                                                       ------------    -----------
                                                                         (Dollars in thousands,
                                                                         except per share data)
Interest and dividend income:
      Loans                                                             $    22,080      $    20,868
      Mortgage-backed securities                                              6,317            8,929
      Investment securities                                                     308            1,345
      Federal Home Loan Bank stock                                              459              546
                                                                        -----------      -----------
          Total interest and dividend income                                 29,164           31,688
                                                                        -----------      -----------
Interest expense:
      Deposits                                                                5,838            7,567
      Borrowed funds                                                          8,431           10,517
                                                                        -----------      -----------
          Total interest expense                                             14,269           18,084
                                                                        -----------      -----------
          Net interest income before loan loss provision                     14,895           13,604
Provision for loan loss                                                         250              100
                                                                        -----------      -----------
          Net interest income after loan loss provision                      14,645           13,504
                                                                        -----------      -----------
Non-interest income:
      Service charges on deposit accounts                                       858              673
      Trust fee income                                                          371              361
      Loan servicing (expense) income                                        (1,105)              46
      Insurance commission income                                               300              209
      Earnings on bank-owned life insurance                                     444              483
      Gain on sale of mortgage loans, net                                     9,698            4,253
      Gain on sale of securities available for sale                           1,712            1,531
      Other income                                                            1,079              637
                                                                        -----------      -----------
          Total non-interest income                                          13,357            8,193
                                                                        -----------      -----------
Non-interest expense:
      Compensation and benefits                                              10,734            8,409
      Office occupancy and equipment                                          2,192            1,964
      Data processing                                                           625              953
      Advertising and business promotion                                        423              192
      Amortization of intangible assets                                         553              607
      Other expense                                                           3,044            2,371
                                                                        -----------      -----------
          Total non-interest expense                                         17,571           14,496
                                                                        -----------      -----------
          Income before income tax expense                                   10,431            7,201
Income tax expense                                                            4,172            2,767
                                                                        -----------      -----------
          Net income                                                    $     6,259      $     4,434
                                                                        ===========      ===========
Basic earnings per share                                                $      0.37      $      0.28
                                                                        ===========      ===========
Diluted earnings per share                                              $      0.36      $      0.27
                                                                        ===========      ===========
Weighted average shares outstanding - basic                              16,794,993       15,578,374
                                                                        ===========      ===========
Weighted average shares outstanding - diluted                            17,331,910       16,153,942
                                                                        ===========      ===========

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




                         FIRSTFED AMERICA BANCORP, INC.
-----------------------------------------------------------------------------------------------------------------------
                          Selected Financial Highlights
-----------------------------------------------------------------------------------------------------------------------
                                                                             At or for the Three Months Ended
                                                                             --------------------------------
                                                                        June 30,         March 31,         June 30,
                                                                          2003              2003             2002
                                                                        -----------     -----------       ---------
                                                                          (Dollars in thousands, except per share data)

Operating and Performance Ratios (annualized):

      Return on average stockholders' equity                                 12.86%           12.82%            11.77%
      Return on average assets                                                1.01%            1.01%             0.78%
      Stockholders' equity to total assets                                    7.44%            8.00%             6.90%
      Net interest rate spread                                                2.31%            2.03%             2.45%
      Net interest margin                                                     2.60%            2.45%             2.66%
      Effective tax rate                                                     40.00%           39.53%            38.43%
      Regulatory Capital Ratios (Bank only):
          Core                                                                5.66%            6.08%             5.51%
          Risk-based                                                         10.58%           11.02%            11.18%
          Tier 1 risk-based                                                   9.41%            9.85%            10.02%

Asset Quality:

      Non-performing loans                                              $     1,916      $     3,305       $     2,674
      Non-performing assets                                             $     2,110      $     3,499       $     2,954
      Allowance for loan losses                                         $    19,521      $    19,335       $    19,215
      Non-performing loans as a percent of loans (1)                          0.14%            0.26%             0.23%
      Non-performing assets as a percent of total assets                      0.08%            0.14%             0.12%
      Allowance for loan losses as a percent of non-performing loans          1019%             585%              719%
      Allowance for loan losses as percent of loans receivable                1.40%            1.53%             1.67%

Share Related:

      Book value per share                                              $     11.80      $     11.63       $     10.63
      Tangible book value per share                                     $      8.66      $      8.40       $      7.06
      Market value per share                                            $     17.25      $     14.00       $     11.90
      Shares outstanding (2)                                             16,898,082 (A)   16,604,902 (B)    15,627,670 (C)

Mortgage Origination and Servicing:

      Mortgage originations                                             $ 1,148,311      $   937,518       $   432,614
      Loans serviced for others                                         $ 1,291,708      $ 1,412,177       $ 1,581,744

Trust Assets Under Administration:
      Number of accounts                                                        185              178               161
      Market value of assets                                            $   499,550      $   473,700       $   484,000


(1)  Loans include loans receivable, net, excluding allowance for loan losses.
(2A) Based upon total shares issued at IPO (17,414,304) plus shares issued for the People's merger (3,791,288) and stock options exercised (684,972), less unearned ESOP shares (232,972), unreleased 1997 Stock-based Incentive Plan shares (3,600), shares repurchased (4,568,946), and shares held in certain employee benefit plans (186,964).
(2B) Based upon total shares issued at IPO (17,414,304) plus shares issued for the People's merger (3,791,288) and stock options exercised (432,088), less unearned ESOP shares (271,588), unreleased 1997 Stock-based Incentive Plan shares (10,676), shares repurchased (4,568,946), and shares held in certain employee benefit plans (181,568).
(2C) Based upon total shares issued at IPO (17,414,304) plus shares issued for the People's merger (3,791,288) and stock options exercised (107,832), less unearned ESOP shares (426,480), unreleased 1997 Stock-based Incentive Plan shares (142,516), shares repurchased (4,973,806), and shares held in certain employee benefit plans (142,952).